Exhibit 99.1

Chaparral Energy Announces Second Quarter Results, Updates Guidance

Oklahoma City, August 14, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) announced its second quarter financial and operational results today. Highlights for the quarter include:

•	Adjusted EBITDA of $42.5 million, which is a 15 percent quarter-over-quarter increase

•	Net income of $21.4 million or 47 cents per share

•	Total net production of 23.9 MBoe/d, of which 9,136 Boe/d was from its STACK development, marking a 17 percent year-over-year and 12 percent quarter-over-quarter increase in its STACK production

•	STACK lease operating expense(LOE) of less than $4 per barrel, one of the lowest in the industry

•	An increase in its 2017 total production guidance to 8.3 to 8.7 MMBoe, including an anticipated 45 percent year-over-year growth in its STACK exit rate to more than 10 MBoe/d

•	An increase in its total capital budget to $185 to $200 million for the year

•	The company’s listing on the OTCQB market, under the symbol CHPE

“Chaparral had a very good quarter, fueled by continued best-in-class execution, strong well results and growing STACK production,” said Chief Executive Officer Earl Reynolds. “We have also had meaningful interest in our EOR asset packages and continue to move forward with the divestiture process. We believe this sale will be a significant step in the company’s transformation to a premier, pure-play STACK operator.”

“As a result of our strong STACK performance and the attractive economics within the play, Chaparral will be expanding our STACK development program and adding at least six additional gross operated wells this year,” said Reynolds “Due to this incremental activity, we now expect our full-year STACK production to grow by more than 25 percent from 2016 to 2017 and our exit rate is projected to increase by more than 45 percent compared to last year. In anticipation of this growth, we are increasing our total company production guidance to 8.3 to 8.7 MMBoe for the year, of which 9,100 to 9,500 Boe/d is in the STACK.”

Exhibit 99.1

“Our operating teams continue to execute well and we continue to have success mitigating increasing inflationary pressure from the service sector,” commented Reynolds. “With the extension of our drilling program, increase in our outside operated activity levels, success in securing additional STACK acreage and inflationary pressures, we have raised our capital budget for the year to a range of $185 - $200 million.”

Operations Summary

Chaparral focused the vast majority of its operated capital in the quarter in central Oklahoma’s highly active STACK Play. During the quarter, the company brought seven new STACK wells on production, of which four were in the Meramec, two in the Osage and one in the Woodford. Initial production from these wells is encouraging. In addition, it participated in 28 outside operated STACK wells.

The company also continued to successfully maintain its low-cost structure. It recorded a three percent quarter-over-quarter decline in its total LOE/Boe cost from $10.96/Boe in the first quarter to $10.58/Boe in the second quarter. In addition, it captured an excellent STACK LOE/Boe of $3.87 during the quarter.

In total, the company produced 23.9 MBoe/d during the second quarter, of which 57 percent was oil, 16 percent was NGLs and 27 percent natural gas. This compares to 22.5 MBoe/d in the previous quarter. This was primarily driven by growing production in the STACK, which recorded 9,136 Boe/d during the second quarter. This marks a 17 percent increase in total production in the STACK on a year-over-year basis and a 12 percent increase in the play compared to the first quarter of this year.

The company also announced it had secured almost 18,000 acres in the STACK during the first half of 2017, which included approximately 15,600 acres in its Garfield County position, as well as 2,000 acres in Kingfisher and Canadian counties. Chaparral currently has a more than 110,000 net acre position in the STACK.

Financial Summary

The company’s capital expenditures for the second quarter were $71.6 million, with $42.2 million spent in the STACK, $15.7 million spent on additional STACK acreage acquisitions and $13.7 million spent in its EOR and Other (legacy) operational categories.

Chaparral’s total revenues for the second quarter were $74 million. This represents a 12 percent year-over-year increase, which is primarily a result of an improvement in commodity prices. Production taxes were $3.4 million, while transportation and processing costs was $3.1 million for the quarter.

Exhibit 99.1

During the second quarter, Chaparral’s total LOE was $23.1 million or $10.58 per barrel. The company’s LOE is not comparable on a period-to-period basis due to expenses that could not be booked until the company emerged from Chapter 11. Excluding that expense, Chaparral’s LOE/Boe declined three percent compared to the company’s first quarter LOE/Boe cost, which was $10.96/Boe. LOE/Boe costs in the STACK continue to be one of the lowest in the industry at less than $4 per barrel.

The company’s net G&A expense during the second quarter was $9 million, or $4.12 per barrel. For the same reason as its LOE expense, the company’s G&A expense is not comparable on a period-to-period basis. Without that expense, the company’s net G&A for the second quarter increased 10 percent from its $3.75 per barrel cost during the first quarter.

Commodity derivative contracts increased the company’s average realized oil price from $46.68 to $51.76 per barrel and increased its average realized natural gas price from $2.69 to $2.80 per MMBTU during the quarter.

The company’s adjusted EBITDA for the second quarter was $42.5 million, which is a 15 percent quarter-over-quarter increase, compared to $36.9 million in the first quarter. It also recorded a net income of $21.4 million during the second quarter or 47 cents per share.

Chaparral’s second quarter 10-Q is available on the Investor section of the company’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. The company will hold its financial and operating results call this morning, August 14 at 10 a.m. Central. Interested parties may access the call toll-free at 866-548-4713 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 2123844. A live webcast of the call will also be available on the company’s website at chaparralenergy.com/investors and a recording of the call will be available on the page shortly after its conclusion.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect

Exhibit 99.1

development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which approximately 110,000 acres are in the highly economic STACK Play. For more information, please visit chaparralenergy.com.

Investor Contact Joe Evans Chief Financial Officer 405-426-4590 joe.evans@chaparralenergy.com	Media Contact Brandi Wessel Manager – Communications 405-426-6657 brandi.wessel@chaparralenergy.com

Exhibit 99.1

Operating Results Data (Unaudited)

	Successor	Predecessor
(in thousands, except share and per share data)	Three months ended June 30, 2017	Three months ended June 30, 2016
Revenues - commodity sales	$74,048	$65,990
Costs and expenses:
Lease operating	23,059	22,756
Transportation and processing	3,067	2,185
Production taxes	3,383	2,882
Depreciation, depletion and amortization	30,851	32,964
Loss on impairment of oil and gas assets	—	203,183
Loss on impairment of other assets	—	1,259
General and administrative	8,973	6,804
Liability management	—	3,807
Cost reduction initiatives	115	14

Total costs and expenses	69,448	275,854

Operating income (loss)	4,600	(209,864)
Non-operating (expense) income:
Interest expense	(5,051)	(20,153)
Derivative gains (losses)	23,474	(21,400)
Other (expense) income, net	(551)	210

Net non-operating (expense) income	17,872	(41,343)
Reorganization items, net	(1,070)	(5,355)

Income (loss) before income taxes	21,402	(256,562)
Income tax expense	37	92

Net income (loss)	$21,365	$(256,654)

Net income per share:
Basic	$0.47	*
Diluted	$0.47	*
Weighted average shares used to compute net income per share:
Basic	44,982,142	*
Diluted	44,982,142	*

Exhibit 99.1

Consolidated Balance Sheet

	Successor	Predecessor
(dollars in thousands)	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,267	$186,480
Accounts receivable, net	59,901	46,226
Inventories, net	5,289	7,351
Prepaid expenses	2,677	3,886
Derivative instruments	23,275	—

Total current assets	108,409	243,943
Property and equipment, net	53,902	41,347
Oil and natural gas properties, using the full cost method:
Proved	661,695	4,323,964
Unevaluated (excluded from the amortization base)	604,927	20,353
Accumulated depreciation, depletion, amortization and impairment	(30,583)	(3,789,133)

Total oil and natural gas properties	1,236,039	555,184
Derivative instruments	13,081	—
Other assets	3,340	5,513

Total assets	$1,414,771	$845,987

Exhibit 99.1

	Successor	Predecessor
	June 30,	December 31,
(dollars in thousands)	2017	2016
	(unaudited)
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$64,495	$42,442
Accrued payroll and benefits payable	9,634	3,459
Accrued interest payable	679	732
Revenue distribution payable	13,009	9,426
Long-term debt and capital leases, classified as current	4,813	469,112
Derivative instruments	—	7,525

Total current liabilities	92,630	532,696
Long-term debt and capital leases, less current maturities	305,572	—
Derivative instruments	—	5,844
Deferred compensation	836	—
Asset retirement obligations	64,988	65,456
Liabilities subject to compromise	—	1,284,144
Commitments and contingencies
Stockholders’ equity (deficit):
Predecessor preferred stock	—	—
Predecessor Class A Common stock	—	4
Predecessor Class B Common stock	—	3
Predecessor Class C Common stock	—	2
Predecessor Class E Common stock	—	5
Predecessor Class F Common stock	—	—
Predecessor Class G Common stock	—	—
Predecessor additional paid in capital	—	425,231
Successor preferred stock	—	—
Successor Class A Common stock	371	—
Successor Class B Common stock	79	—
Successor additional paid in capital	948,613	—
Retained earnings (accumulated deficit)	1,682	(1,467,398)

Total stockholders’ equity (deficit)	950,745	(1,042,153)

Total liabilities and stockholders’ equity (deficit)	$1,414,771	$845,987

Exhibit 99.1

Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Period from	Period from
	March 22, 2017	January 1, 2017	Six months
	through	through	ended
(in thousands)	June 30, 2017	March 21, 2017	June 30, 2016
Cash flows from operating activities
Net income (loss)	$1,682	$1,041,959	$(395,060)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash reorganization items	—	(1,012,090)	—
Depreciation, depletion and amortization	34,265	24,915	64,772
Loss on impairment of assets	—	—	282,338
Write-off of Senior Note issuance costs, discount and premium	—	—	16,970
Derivative (gains) losses	(11,359)	(48,006)	9,468
Loss (gain) on sale of assets	863	(206)	(66)
Other	1,120	645	1,998
Change in assets and liabilities
Accounts receivable	(11,973)	198	(12,006)
Inventories	1,596	466	1,837
Prepaid expenses and other assets	1,830	(497)	(557)
Accounts payable and accrued liabilities	(14,098)	8,733	22,519
Revenue distribution payable	1,983	(1,875)	(354)
Deferred compensation	582	143	(424)

Net cash provided by (used in) operating activities	6,491	14,385	(8,565)
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(61,198)	(31,179)	(88,901)
Proceeds from asset dispositions	1,929	1,884	487
Proceeds from derivative instruments	8,355	1,285	74,847

Net cash used in investing activities	(50,914)	(28,010)	(13,567)
Cash flows from financing activities
Proceeds from long-term debt	18,000	270,000	181,000
Repayment of long-term debt	(720)	(444,785)	(1,096)
Proceeds from rights offering, net	—	50,031	—
Principal payments under capital lease obligations	(713)	(568)	(1,234)
Payment of other financing fees	—	(2,410)	—

Net cash provided by (used in) financing activities	16,567	(127,732)	178,670

Net (decrease) increase in cash and cash equivalents	(27,856)	(141,357)	156,538
Cash and cash equivalents at beginning of period	45,123	186,480	17,065

Cash and cash equivalents at end of period	$17,267	$45,123	$173,603

Exhibit 99.1

Adjusted EBITDA Reconciliation Non-GAAP

	Successor	Predecessor
(in thousands)	Period from March 22, 2017 through June 30, 2017	Period from January 1, 2017 through March 21, 2017	Six months ended June 30, 2016
Net income (loss)	$1,682	$1,041,959	$(395,060)
Interest expense	5,701	5,862	49,807
Income tax expense	38	37	224
Depreciation, depletion, and amortization	34,265	24,915	64,772
Non-cash change in fair value of derivative instruments	(3,004)	(46,721)	163,238
Gain on settlement of liabilities subject to compromise	—	(372,093)	—
Fresh start accounting adjustments	—	(641,684)	—
Upfront premiums paid on settled derivative contracts	—	—	(20,608)
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	—	—	(12,810)
Interest income	(5)	(133)	(90)
Stock-based compensation expense	—	155	(717)
Loss (gain) on sale of assets	863	(206)	(66)
Loss on impairment of assets	—	—	282,338
Write-off of debt issuance costs, discount and premium	—	1,687	16,970
Restructuring, reorganization and other	1,811	24,297	3,139

Adjusted EBITDA	$41,351	$38,075	$151,137